Exhibit 99.1

Advanstar Communications, Inc.
One Park Avenue
New York, NY  10016

June 21, 2006

NOTICE OF FULL REDEMPTION

TO:	Holders of Second Priority Senior Secured Floating Rate Notes (“Holders”) of Advanstar Communications, Inc. (the “Company”)

CUSIP: 00758RAL8

In accordance with Section 3.03 of the Indenture dated as of August 18, 2003 (the “Indenture”), between the Company, as issuer, and Wells Fargo Bank , N.A. (as successor by consolidation with Wells Fargo Bank Minnesota, N.A.), as trustee (the “Trustee”), the Company hereby is providing you with this notice.

The Company informs you that it intends to redeem all of its Second Priority Senior Secured Floating Rate Notes (the “Notes”) pursuant to Section 3.07(a)(i) of the Indenture. The terms and conditions of the redemption are as follows:

1.     The redemption date for the Notes will be August 15, 2006 (the “Redemption Date”). The redemption will occur after the payment of interest on August 15, 2006, which is an Interest Payment Date. Payment of accrued interest will be paid to holders of record on the record date.

2.     The redemption price for the Notes is $9,822,250.00 (the “Redemption Price”). This amount is calculated as the sum of (i) the principal amount of the Notes ($9,822,250.00), (ii) a premium of 0% of the principal amount of Notes ($0.00) and (iii) accrued and unpaid interest of $0.00 or $1,000 per $1,000 principal amount of Notes. Interest on the Notes will cease to accrue on and after the Redemption Date.

3.     In accordance with Section 3.05 of the Indenture, the Company will deposit with the Trustee, prior to the Redemption Date, cash in an amount at least equal to the aggregate Redemption Price of the Notes to be redeemed on the Redemption Date.

4.     The certificate or certificates representing the Notes (the “Certificates”) must be surrendered to the Trustee, as Paying Agent, in order for Holders to collect the Redemption Price. Please present and surrender your Certificates to the Trustee at the following address:

Wells Fargo Bank, N.A.
Sixth and Marquette
MAC N9303-121
Minneapolis, MN 55479
Attention: Corporate Trust Operations — Advanstar Communications

5.     Upon redemption all rights of the Holders, except the right to receive the Redemption Price upon surrender of their Certificates, shall cease with respect to the Notes, and the Notes shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

6.     Nothing in this notice shall be construed as making a representation as to the correctness or accuracy of the CUSIP number, if any, listed in this notice or printed on the Notes.

Very truly yours,

ADVANSTAR COMMUNICATIONS, INC.

By:	/s/ DAVID W. MONTGOMERY
David W. Montgomery
Vice President — Finance & Chief Financial Officer